Prospectus Supplement To Prospectus dated March 3, 2009	Filed pursuant to Rule 424(b)(7). (File No. 333-157647)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)(2)
Class A Common Stock, par value $0.01 per share	4,457,144	$25.32	$112,854,886	$6,297

(1)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of SBA Communications Corporation’s Class A Common Stock, par value $0.01 per share, on April 8, 2009, as reported by the Nasdaq Global Select Market, which was $25.32.

(2)	SBA Communications Corporation filed a prospectus supplement pursuant to Rule 424(b)(7) on September 16, 2008 to Registration Statement No. 333-133303, initially filed on April 14, 2006 in connection with the offer and sale of up to 7,250,000 shares of Class A Common Stock by the selling shareholders named in the prospectus supplement, as amended from time to time, and in connection with that filing paid a filing fee of $8,899. Of the 7,250,000 shares of Class A Common Stock, 4,457,144 shares of Class A Common Stock remain unsold and Registration Statement No. 333-133303 expires on April 14, 2009. Pursuant to Rule 457(p), $5,471 of the registration fee currently due has been offset against the portion of the registration fee paid in connection with the earlier registration statement corresponding to the shares of Class A Common Stock remaining unsold. After this offset, the filing fee due in connection with the filing of this prospectus supplement is $826, which has been transmitted to the SEC.

4,457,144 Shares

SBA Communications Corporation

Class A Common Stock

This prospectus supplement relates to the offer and sale of up to 4,457,144 shares of our Class A common stock by the selling shareholders named in this prospectus supplement. The 4,457,144 shares of our Class A common stock are those shares that remain unsold of the original 7,250,000 shares of Class A common stock offered pursuant to the Prospectus Supplement dated September 16, 2008, and the prospectus supplements filed thereafter, to the registration statement (File No. 333-133303), which expires on April 14, 2009.

We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling shareholders under this prospectus supplement.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “SBAC.” On April 8, 2009, the last reported sale price of our Class A common stock reported on the Nasdaq Global Select Market was $25.92 per share.

Investing in our securities involves risks. See “The Offering – Risk Factors” on page S-1 of this prospectus supplement.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2009.

Prospectus Supplement

THE OFFERING	S-1
THE SELLING SHAREHOLDERS	S-1
PLAN OF DISTRIBUTION	S-7
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	S-9

Prospectus

About This Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any additional prospectus supplements, if necessary. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

This document is in two parts. The first part is this prospectus supplement, which adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

THE OFFERING

Class A common stock offered by the selling shareholders	4,457,144 shares.

Nasdaq Global Select Market symbol	SBAC.

Use of proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling shareholders.

Risk Factors	Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in us described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each filed with the SEC and incorporated by reference in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

THE SELLING SHAREHOLDERS

Class A Common Stock

On July 18, 2008, we entered into the Agreement and Plan of Merger (the “Merger Agreement”) by and between ourselves, SBA Acquisition 2008-2, Inc., a Delaware corporation and our direct wholly-owned subsidiary (“Merger Sub”), Optasite Holding Company, Inc., a Delaware corporation (“Optasite”), the Securityholders’ Committee (as defined in the Merger Agreement) and certain other individuals named therein, pursuant to which Merger Sub would merge with and into Optasite. As a result of the merger, Optasite would become our direct wholly-owned subsidiary for a total consideration of 7,250,000 newly issued shares of our Class A common stock. On September 16, 2008, we consummated this acquisition and issued an aggregate of 7,250,000 shares of Class A common stock to the shareholders and optionholders of Optasite (the “selling shareholders”). The shares were issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder.

Registration Rights

Pursuant to the Merger Agreement, we agreed to register for resale all 7,250,000 shares of our Class A common stock issued in the acquisition. In addition, we have agreed to maintain the effectiveness of the registration statement, which includes this prospectus supplement and the accompanying prospectus, until the earlier of:

•	one (1) year from September 16, 2008; or

•	until such earlier date as of which all the shares shall have been disposed of.

Notwithstanding the foregoing, we may suspend the use of this prospectus supplement and the accompanying prospectus during the effectiveness of the registration statement for such period of time as (i) such a suspension is required by the rules and regulations of the Securities and Exchange Commission, or SEC, as applied to us, (ii) such prospectus ceases to meet the requirements of Section 10 of the Securities Act or (iii) in the good faith determination by our board of directors, offers and sales pursuant to the registration statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the registration statement would be premature and would have an adverse effect on us. However, any such suspension shall not exceed sixty (60) calendar days.

Stock Ownership of Selling Shareholders

The following table sets forth information known to us with respect to the beneficial ownership of our Class A common stock as of September 16, 2008 by the selling shareholders. The number of shares that may actually be sold by each selling shareholder will be determined by such selling shareholder. The selling shareholders may sell some, all or none of these shares. Because the offering contemplated by this prospectus supplement is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. Information concerning other selling shareholders, if any, will be set forth in prospectus supplements from time to time, if required. In addition, upon receiving notice from a selling shareholder that a donee, pledgee or transferee or other successor-in-interest who receives shares of our Class A common stock offered hereby from the selling shareholder as a gift, pledge, partnership or limited liability company distribution or other non-sale related transfer and who subsequently intends to sell more than 500 shares covered by this prospectus supplement, we will file a supplement to this prospectus supplement pursuant to Rule 424(b) of the Securities Act to identify the non-sale transferee.

The table assumes that the selling shareholders sell as many shares as they can under this prospectus supplement.

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock to be Sold Under the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percent
Highland Capital Partners V Limited Partnership (3)	83,406	83,406	0	0%
Highland Subfund V-OPT Limited Partnership (3)	21,501	21,501	0	0%
Highland Entrepreneurs’ Fund V Limited Partnership (3)	13,232	13,232	0	0%
R&R Davis Investments, L.L.C. (4)	6,622	6,622	0	0%
Columbia Optasite (Cayman), Inc. (5)	332,649	332,649	0	0%
Columbia Optasite Partners III, L.L.C. (6)	209,369	209,369	0	0%
Columbia Capital Equity Partners III (QP), L.P. (7)	686,483	686,483	0	0%
Centennial Ventures VII, L.P. (8)	1,129,178	1,129,178	0	0%
Centennial Entrepreneurs Fund VII, L.P. (9)	16,373	16,373	0	0%
Worcester Venture Fund, L.P. (10)	28,553	28,553	0	0%
Long River Ventures, L.P. (11)	97,284	97,284	0	0%
LRV Optasite Investors, LLC (12)	10,376	10,376	0	0%
Village Ventures Partners Optasite Fund (Delaware), L.P. (13)	8,725	8,725	0	0%
Village Ventures Partners Optasite Fund (Cayman), L.P. (13)	4,649	4,649	0	0%
Village Ventures Partners Fund A, L.P. (13)	1,021	1,021	0	0%
Village Ventures Partners Optasite Fund (MVEF), L.P. (13)	107	107	0	0%
VVN, LLC (14)	3,138	3,138	0	0%
Key Venture Partners II, LLC (15)	136,382	136,382	0	0%
Massachusetts Mutual Life Insurance Company (16)(19)	307,057	307,057	0	0%
C.M. Life Insurance Company (17)(19)	95,345	95,345	0	0%
Winterset Master Fund, L.P. (18)(19)	63,064	63,064	0	0%
CFIC, Inc. of Delaware (20)	119,182	119,182	0	0%
Citigroup Financial Products Inc. (21)	1,340,015	75,773	1,264,242	1.1%
Goldman Sachs Investment Partners Master Fund, L.P. (22)	4,384,276	419,724	3,964,552	3.3%
Point Judith Venture Fund, L.P. (23)	165,338	165,338	0	0%
James Eisenstein	112,430	112,430	0	0%
James Eisenstein 2006 Grantor Retained Annuity Trust u/d/t dated July 31, 2006, James Eisenstein, Trustee	70,841	70,841	0	0%
James Ross	68,203	68,203	0	0%
TSG Equity Fund, L.P. (24)	7,015	7,015	0	0%
Berkshires Capital Investors Fund II Limited Partnership (25)	30,281	30,281	0	0%
Mass Ventures Equity Fund, L.P. (26)	6,082	6,082	0	0%
Francine Bergman	47	47	0	0%
Christian Carmody	217	217	0	0%
Andrew Colbow	432	432	0	0%
Keith Coppins	6,742	6,742	0	0%
Glynis Dena	37	37	0	0%
Marc Goodman	59,441	59,441	0	0%
Anna Henry	6	6	0	0%
Keeley Houghton	6	6	0	0%
Geoffrey O. Kent	160	160	0	0%

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock to be Sold Under the Offering	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percent
Michelle Lessard	96	96	0	0%
Jesse McDermott	18	18	0	0%
Ellen McGeeney	9,803	9,803	0	0%
Michael McQueen	2,181	2,181	0	0%
John Merrill	31	31	0	0%
Nicole Nighman	137	137	0	0%
Shawn Nottage	6	6	0	0%
Michael B Paradowski	22,633	22,633	0	0%
Anthony F. Peduto Jr.	13,695	13,695	0	0%
Hollis Redding	385	385	0	0%
Charles Regulbuto	6	6	0	0%
Nate Shepherd	216	216	0	0%
Thomas R. Shepherd	588	588	0	0%
Elizabeth Stillman	6	6	0	0%
Robin Tomberlin	2,780	2,780	0	0%
Jane Angel	5,676	5,676	0	0%

(1)	We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by the selling shareholders and the percentage ownership of the selling shareholders, we included any shares as to which the selling shareholders have sole or shared voting power or investment power, as well as any shares of our Class A common stock subject to options, warrants or other derivative securities held by that selling shareholder that are currently exercisable or exercisable within 60 days. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Under the rules of the SEC, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The percentage is calculated based on the 118,716,463 shares of Class A common stock outstanding as of March 31, 2009.

(3)	Highland Capital refers to the Highland Investing Entities, which are comprised of : Highland Capital Partners V Limited Partnership (“Highland Capital V”), Highland Capital Partners V-B Limited Partnership (“Highland Capital V-B”), and Highland Entrepreneurs’ Fund V Limited Partnership (“Highland Entrepreneurs’ Fund”). Highland Subfund V OPT Limited Partnership (“HSF V-OPT L.P.”) is a limited partnership owned by Highland Management Partners V Limited Partnership (“HMP”) and Highland Subfund V-OPT Limited (“HSF V-Opt Ltd”), a wholly owned subsidiary of Highland Capital V-B. HMP is the general partner of Highland Capital V and Highland Capital V-B. HEF V Limited Partnership (“HEF”) is the general partner of Highland Entrepreneurs’ Fund. Highland Management Partners V, Inc. (‘Highland Management”) is the general partner of both HMP and HEF. Robert F. Higgins, Paul A. Maeder, Sean M. Dalton and Daniel J. Nova are the managing directors of Highland Management (together, the “Managing Directors”). Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by the Highland Investing Entities by virtue of their status as controlling persons of Highland Management. Each of the Managing Directors disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of such Managing Director’s pecuniary interest therein, if any. The address for the entities affiliated with Highland Capital Partners is 92 Hayden Avenue, Lexington, MA 02421.

(4)	Rita Davis is the controlling shareholder of R&R Davis Investments, L.L.C. and therefore may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by R&R Davis Investments, L.L.C. The business address of R&R Davis Investments, L.L.C. is 7 Wyndemere Drive, Southborough, MA 01772.

(5)

The sole shareholder of Columbia Optasite (Cayman), Inc. is Columbia Capital Equity Partners III (Cayman), L.P. The general partner of Columbia Capital Equity Partners III (Cayman), L.P. is Columbia Capital Equity Partners (Cayman) III, Ltd. Columbia Capital Equity Partners III, L.P. (“Columbia III”) is the sole stockholder of Columbia Capital Equity Partners (Cayman) III, Ltd. James B. Fleming, Jr., Harry F. Hopper III and R. Phillip Herget, III control Columbia Manager III. As a result, Messrs. Fleming, Hopper and Herget exercise voting and investment control over all the shares offered by Columbia Capital Equity Partners III, (QP), L.P., Columbia Optasite (Cayman), Inc. and Columbia

Optasite Partners III, LLC, and may be deemed to have beneficial ownership over all those shares. Messrs. Fleming, Hopper and Herget disclaim beneficial ownership of all these shares, to the extent allowable by law. The business address of Messrs. Fleming, Hopper, and Herget, and Columbia Optasite (Cayman), Inc. is 201 N. Union Street, Suite 300, Alexandria, VA 22314.

(6)	The members of Columbia Optasite Partners III, LLC are Columbia Capital Equity Partners III (AI), L.P., Columbia Capital Investors III, LLC and Columbia Capital Employee Investors III, LLC. Columbia Capital Equity Partners III, L.P. (“Columbia III”) is also the general partner of Columbia Capital Equity Partners III (AI), L.P. and is the managing member of Columbia Capital Investors III, LLC and Columbia Capital Employee Investors III, LLC. James B. Fleming, Jr., Harry F. Hopper III and R. Phillip Herget, III control Columbia Manager III. As a result, Messrs. Fleming, Hopper and Herget exercise voting and investment control over all the shares offered by Columbia Capital Equity Partners III, (QP), L.P., Columbia Optasite (Cayman), Inc. and Columbia Optasite Partners III, LLC, and may be deemed to have beneficial ownership over all those shares. Messrs. Fleming, Hopper and Herget disclaim beneficial ownership of all these shares, to the extent allowable by law. The business address of Messrs. Fleming, Hopper, and Herget, and Columbia Optasite (Cayman), Inc. is 201 N. Union Street, Suite 300, Alexandria, VA 22314.

(7)	The general partner of Columbia Capital Equity Partners III (QP), L.P. is Columbia Capital Equity Partners III, L.P. (“Columbia III”). The general partner of Columbia III is Columbia Capital III, LLC (“Columbia Manager III”). James B. Fleming, Jr., Harry F. Hopper III and R. Phillip Herget, III control Columbia Manager III. As a result, Messrs. Fleming, Hopper and Herget exercise voting and investment control over all the shares offered by Columbia Capital Equity Partners III, (QP), L.P., Columbia Optasite (Cayman), Inc. and Columbia Optasite Partners III, LLC, and may be deemed to have beneficial ownership over all those shares. Messrs. Fleming, Hopper and Herget disclaim beneficial ownership of all these shares, to the extent allowable by law. The business address of Messrs. Fleming, Hopper, and Herget, and Columbia Optasite (Cayman), Inc. is 201 N. Union Street, Suite 300, Alexandria, VA 22314.

(8)	Centennial Holdings VII, LLC is the general partner of the Centennial Ventures VII, L.P. Centennial Holdings VII, LLC may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by Centennial Ventures VII, L.P. The business address of Centennial Ventures VII, L.P. is 1428 Fifteenth Street, Denver, CO 80202.

(9)	Centennial Holdings VII, LLC is the general partner of Centennial Entrepreneurs Fund VII, L.P. Centennial Holdings VII, LLC may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by Centennial Entrepreneurs Fund VII, L.P. The business address of Centennial Entrepreneurs Fund VII, L.P. is 1428 Fifteenth Street, Denver, CO 80202.

(10)	Worcester Capital Partners, LLC (“WC Partners”) is the general partner of Worcester Venture Fund, L.P. The manager of WC Partners is Long River Capital Management, LLC (“LRC Management”). Word D. Peake and William R. Cowen are the members and managers of LRC Management. Consequently, WCP, LRC Management, Word D. Peake and William R. Cowen may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by Worcester Venture Fund, L.P. Messrs. Peake and Cowen disclaim beneficial ownership of all these shares, to the extent allowable by law. The business address of Worcester Venture Fund, L.P. is c/o Long River Ventures, 100 Venture Way, Hadley, MA 01035. Village Ventures, Inc. is a member of WC Partners.

(11)	Long River Capital Partners, LLC (“LRC Partners”) is the general partner of Long River Ventures, L.P. The manager of LRC Partners is LRC Management. Word D. Peake and William R. Cowen are the members and managers of LRC Management. Consequently, LRC Partners, LRC Management, Word D. Peake and William R. Cowen may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by Long River Ventures, L.P. Messrs. Peake and Cowen disclaim beneficial ownership of all these shares, to the extent allowable by law. The business address of Long River Ventures, L.P. is 100 Venture Way, Hadley, MA 01035. Village Ventures, Inc. is a member of LRC Partners.

(12)	Word D. Peake is the manager of LRV Optasite Investors, LLC (“LRV Optasite”). Consequently Mr. Peake is deemed to share voting power and investment power with LRV Optasite for the shares owned by LRV Optasite. The business address of LRV Optasite is c/o Long River Ventures, 100 Venture Way, Hadley, MA 01035. Mr. Peake disclaims beneficial ownership in any of the shares owned by LRV Optasite.

(13)

Village Ventures Capital Partners I, LLC (“VV Capital Partners I”) is the general partner of (i) Village Ventures Partners Optasite Fund (MVEF), L.P., (ii) Village Ventures Partners Optasite Fund (Cayman), L.P., (iii) Village Ventures Partners Optasite Fund (Delaware), L.P. and (iv) Village Ventures Partners Fund A, L.P. (collectively, the “VV Funds”). VV Capital Partners I is controlled by Village Ventures, Inc. (“VVI”). Consequently VV Capital Partners I and VVI may be deemed to the indirect beneficial owners of the shares owned by each of the VV Funds. Mathew C. Harris and Steven H. Massicotte serve as the Chief Executive Officer and Chief Operating Officer, respectively, of VVI and consequently, may be deemed to share voting power and investment power, of the shares owned by the VV Funds. Messrs. Harris and Massicotte disclaim beneficial ownership of all these shares, to the extent allowable by law. The sole limited partnership interest in Village Ventures Partners Optasite Fund (MVEF), L.P. is

owned by Mass Ventures Equity Fund. Highland Capital Partners V and Highland Entrepreneurs’ Fund hold limited partnership interests in Village Ventures Partners Optasite Fund (Delaware), L.P. and Highland Capital Partners V holds a limited partnership interest in Village Ventures Partners Optasite Fund (Cayman), L.P. The business address of each of the VV Funds is 430 Main Street, Suite 1, Williamstown, MA 01267.

(14)	VVI is the sole member of VVN, LLC and therefore may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by VVN, LLC. The business address of VVN, LLC is 430 Main Street, Suite 1, Williamstown, MA 01267.

(15)	Key Capital Corporation is the controlling shareholder of Key Venture Partners II, LLC and therefore may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by Key Venture Partners II, LLC. The business address of Key Venture Partners II, LLC is 1000 Winter St., Ste. 1400, Waltham, MA 02451.

(16)	The business address of Massachusetts Mutual Life Insurance Company is c/o Babson Capital Management LLC, 1500 Main Street, 22nd Floor, Springfield MA 01115.

(17)	Massachusetts Mutual Life Insurance Company is the controlling shareholder of C.M. Life Insurance Company and therefore may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by C.M. Life Insurance Company. The business address for C.M. Life Insurance Company is c/o Babson Capital Management LLC, 1500 Main Street, 22nd Floor, Springfield MA 01115.

(18)	Winterset Management LLC (“Winterset Management”) is the general partner of Winterset Master Fund, L.P. Massachusetts Mutual Life Insurance Company (“Mass Mutual Life”) indirectly owns 100% of the interest of Winterset Management. Consequently, Massachusetts Mutual Life and Winterset Management may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by Winterset Master Fund, L.P. The business address for Winterset Master Fund, L.P. is c/o Babson Capital Management LLC, 1500 Main Street, Suite 1100, Springfield MA 01115.

(19)	Babson Capital Management, LLC (“Babson Capital Management”) serves as investment manager, investment advisor or investment sub-advisor to (i) Massachusetts Mutual Life, (ii) Mill River Master Fund, L.P., (iii) Winterset Master Fund, L.P. and (iv) C.M. Life Insurance Company. Consequently, Babson Capital Management may be deemed to be the indirect beneficial owner with shared voting power and investment power of the shares owned by each of these entities.

(20)	CFIC, Inc. of Delaware is a wholly-owned subsidiary of GE Corporate Financial Services, Inc., which is a wholly-owned subsidiary of General Electric Capital Corporation, which is a wholly-owned subsidiary of General Electric Capital Services, Inc., which is wholly-owned, directly and indirectly, by General Electric Company. Therefore, General Electric Company may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by CFIC, Inc. of Delaware. The business address of CFIC, Inc. of Delaware is 201 Merritt 7, Norwalk, CT 06851.

(21)	Citigroup Financial Products Inc. (“CFP”) is a wholly-owned subsidiary of Citigroup Inc. (“Citi”), a publicly-traded company and therefore Citi may be deemed to be the indirect beneficial owner with shared voting power and investment power of the common shares owned by CFP. Citi may be deemed to beneficially own 3,845,564 shares of SBA Class A Common Stock, as of June 30, 2008, with shared voting and investment power of the shares owned by CFP and other affiliates of Citi. Citi disclaims beneficial ownership of such shares. The business address of CFP is 399 Park Avenue, New York, NY 10043.

(22)	GS Investment Strategies, LLC is the investment manager of Goldman Sachs Investment Partners Master Fund, L.P. and therefore may be deemed to be the indirect beneficial owner with shared voting power and investment power of the shares owned by Goldman Sachs Investment Partners Master Fund, L.P. GS Investment Strategies, LLC has an investment team of senior portfolio managers that are responsible for the day-to-day management of Goldman Sachs Investment Partners Master Fund L.P. As a result, no single natural person has voting or investment power over the units held by Goldman Sachs Investment Partners Master Fund L.P.

Goldman Sachs Investment Partners GP, LLC is the general partner of Goldman Sachs Investment Partners Master Fund, L.P. and therefore may be deemed to be the indirect beneficial owner with shared voting power and investment power of the shares owned by Goldman Sachs Investment Partners Master Fund, L.P. Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of the Goldman Sachs Group, Inc., a publicly-traded company. In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating unites of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which

Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than Goldman Sachs Reporting Units. The business address of Goldman Sachs Investment Partners Master Fund, L.P. is c/o GS Investment Strategies, LLC, 85 Broad Street, NY, NY, 10004.

(23)	Point Judith Capital Partners, LLC is the general partner of the Point Judith Venture Fund, L.P. Point Judith Administrators, LLC serves as the investment advisor of Point Judith Capital Partners, LLC. Consequently, Point Judith Capital Partners, LLC and Point Judith Administrators, LLC may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by Point Judith Venture Fund, L.P. The business address of Point Judith Venture Fund, L.P. is 50 Park Row West, St 107, Providence, RI, 02903. Village Ventures, Inc. is a member of Point Judith Capital Partners, LLC.

(24)	Thomas R. Sheperd serves as the principle and controlling shareholder of TSG Equity Partners LLC, which in turn is the general partner of TSG Equity Fund, L.P. Consequently, Thomas R. Sheperd and TSG Equity Partners LLC may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by TSG Equity Fund, L.P. The business address of TSG Equity Fund, L.P. is 63 Great Road, Stow, MA, 01775.

(25)	Berkshires Management Company, LLC is the general partner of The Berkshires Capital Investors Fund II Limited Partnership, and therefore may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by The Berkshires Capital Investors Fund II Limited Partnership. The business address of The Berkshires Capital Investors Fund II Limited Partnership is 430 Main Street, Suite 4, Williamstown, MA 01267. Matthew C. Harris, Chief Executive Officer of Village Ventures, Inc. is a member of Berkshires Management Company, LLC and a limited partner in The Berkshires Capital Investors Fund II Limited Partnership.

(26)	Kestrel Ventures, LLC (“Kestrel”) is the general partner of Mass Ventures Equity Fund, L.P. (“MVEF”) R. Gregg Stone is the sole manager and a member of Kestrel. Consequently R. Gregg Stone and Kestrel may be deemed to be the indirect beneficial owners, with shared voting power and investment power, of the shares owned by MVEF. The business address of MVEF is 1 Liberty Sq., Ste. 1200, Boston, MA, 02109.

Certain Relationships

Citigroup, Inc., the owner of Citigroup Financial Products Inc., provides directly and through its other affiliates investment banking, hedging and other financial services. Citi has participated as one of the joint book-running managers of our offering of 1.875% Convertible Senior Notes due May 1, 2013 in May 2008, our 0.375% Convertible Senior Notes due 2010 in March 2007 and a secondary offering of our Class A common stock in May 2006. In connection with the note issuances, we entered into convertible note hedges and warrants with an affiliate of Citi. In addition, from time to time, Citi or its affiliates have provided financial advisory services and commercial banking services to us, and currently is co-documentation agent and lender under our senior secured revolving credit facility.

PLAN OF DISTRIBUTION

We are registering the 4,457,144 shares of our Class A common stock, which are those shares that remain unsold of the original 7,250,000 shares of our Class A common stock, to permit the resale of these shares of common stock by the selling shareholders from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A common stock.

The selling shareholders may sell all or a portion of our Class A common stock beneficially owned by them, and offered hereby, from time to time, on the Nasdaq Global Select Market or any stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, directly or through one or more underwriters, broker-dealers or agents. The selling shareholders are subject to certain contractual volume limitations where, generally, prior to the one year anniversary of the merger’s closing and except pursuant to a Marketed Secondary Offering, each selling shareholder may not sell in excess of fifty thousand (50,000) shares of our Class A common stock in any one trading day. However, certain controlling shareholder funds described in the Merger Agreement may transfer or distribute up to two hundred fifty thousand (250,000) shares of our Class A common stock in any rolling two week period to shareholders, members, limited partners or general partners and such shares of Class A common stock shall have no further contractual restrictions in the hands of such transferees or distributees. If the Class A common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices related to such prevailing market prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•

Purchases by underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom they may act as agent;

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	A securities exchange or quotation system sale that complies with the applicable rules of the exchange or quotation system;

•	Privately negotiated transactions;

•	To cover short sales made after the date that the registration statement is declared effective by the SEC;

•	Through the writing of options relating to such shares;

•	The pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	Distributions of the shares to creditors, partners, members or shareholders by the selling shareholders;

•	Sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers;

•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A common stock or otherwise, the selling shareholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. If so, the third parties may use shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out related open borrowings of shares and may use shares received from the selling shareholders in settlement of derivatives to close out any related open borrowings of shares. The selling shareholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus supplement to close out short positions. The selling shareholders may also loan shares of Class A common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may also elect to sell all or a portion of their Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided that they meet the criteria and conform to the requirements of such exemption.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus supplement or any amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as a selling shareholder under this prospectus supplement. The selling shareholders also may transfer and donate shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement.

The selling shareholders and any underwriter, broker-dealer, agent or third party to any derivative transaction participating in the sale of the shares of Class A common stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such underwriter, broker-dealer or agent, or any profit from the sale by them while acting as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required pursuant to Rule 424(b) under the Securities Act, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We have advised the selling shareholders that they may not use shares registered on this registration statement to cover short sales of Class A common stock made prior to the date on which the registration statement was declared effective by the SEC. The selling shareholders, and any other person participating in the distribution of the shares of Class A common stock registered pursuant to the registration statement, will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation,

Regulation M of the Exchange Act. Regulation M may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

The selling shareholders will pay all applicable underwriting discounts and selling commissions, if any. We will pay all expenses of the registration of the shares of Class A common stock pursuant to this prospectus supplement in accordance with the Merger Agreement, estimated to be $15,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The participating selling shareholders will pay all costs associated with a Marketed Secondary Offering (including, but not limited to, registration fees, our reasonable attorney’s fees, printing expenses associated with the preparation and distribution of the requested prospectuses). We will indemnify the selling shareholders against certain liabilities, including under the Securities Act, in accordance with our obligations under the Merger Agreement. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock against civil liabilities, including liabilities under the Securities Act.

Once sold under the registration statement, which includes this prospectus supplement, the accompanying prospectus and any additional prospectus supplements, if necessary, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We incorporate by reference into this prospectus supplement the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	February 26, 2009 and March 9, 2009

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999 and January 14, 2002

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus supplement

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

The information in this prospectus supplement and the accompanying prospectus may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

Prospectus

SBA Communications Corporation

Class A Common Stock, Preferred Stock, Debt Securities,

Depositary Shares and Warrants

We may from time to time offer to sell our Class A common stock, preferred stock or debt securities either separately or represented by warrants, or depositary shares, as well as units that include any of these securities. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for our Class A common stock or preferred stock or other securities of ours.

We may offer and sell these securities to or through one or more underwriters, dealers and agents as designated from time to time, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SBAC”. We will make application to list any shares of Class A common stock sold pursuant to a supplement to this prospectus on the Nasdaq Global Select Market. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

Investing in our securities involves certain risks. See “Risk Factors” on page 1 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2009

About this Prospectus

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under this shelf process, we or selling shareholders may, in one or more offerings, sell any combination of securities described in this prospectus or other securities that we may subsequently add in a post-effective amendment to this registration statement. This prospectus provides you with a general description of the securities we or our selling shareholders may offer. Each time we or our selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference.”

When used in this prospectus and any prospectus supplement, the terms “SBA,” “we,” “our,” and “us” refer to SBA Communications Corporation and its subsidiaries.

i

The Company

We are a leading independent owner and operator of wireless communications towers in 47 of the 48 contiguous United States, Puerto Rico and the U.S. Virgin Islands. Our principal business line is our site leasing business. In our site leasing business, we lease antenna space to wireless service providers on towers and other structures that we own, manage or lease from others. The towers that we own have been constructed by us at the request of a wireless service provider, constructed based on our own initiative or acquired. As of December 31, 2008, we owned 7,854 towers in continuing operations. Our second business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, FL 33487 and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

Risk Factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in SBA described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q,, filed with the SEC and incorporated by reference in this prospectus. The risks and uncertainties described in these risk factors are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement applicable to each type or series of securities we offer will also contain a discussion of the risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Disclosure Regarding Forward-Looking Statements

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•	our expectation that we will continue to incur losses;

•

our expectations that site leasing revenues will continue to grow as wireless service providers lease additional space on our towers due to increasing minutes of use, network expansion and network coverage requirements;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal capital expenditures;

•

our expectations regarding the growth of our cash flows by adding tenants to our towers at minimal incremental costs by using existing tower capacity or requiring wireless service providers to bear all or a portion of the cost of tower modifications;

•	our intent to grow our tower portfolio only modestly in 2009, primarily through new tower builds;

•	our intent to build 80 to 100 new towers in 2009 and our intent to have at least one signed tenant lease on each new tower on the day it is completed;

•

our intent to limit our acquisition strategy to stock acquisitions that will be accretive to our shareholders, and to resume acquisitions for cash when we see sufficient improvement in the credit markets;

•	our expectations regarding the amount of future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve and modify our towers;

•

our belief that our towers have significant capacity to accommodate additional tenants, that our tower operations are highly scalable and that we can add tenants to our towers at minimal incremental costs;

•	our belief regarding our position to capture additional site leasing business in our markets and identify and participate in site development projects across our markets;

•

our expectations regarding our cash capital expenditures in 2009 for maintenance and augmentation and for new tower builds and ground lease purchases and our ability to fund such cash capital expenditures;

•

actions we may pursue to manage our leverage position and ensure continued compliance with our financial covenants including the amount, consideration or price that we may pay in connection with any debt repurchases;

•	our estimates regarding our liquidity, our sources of liquidity and our ability to fund operations, and refinance or repay our obligations as they become due;

•

our estimates regarding our annual debt service in 2009 and thereafter, and our belief that our cash flows from operations for the next twelve months will be sufficient to service our outstanding debt during the next twelve months;

•	our expectations regarding the impact of our convertible note hedge transactions, and the termination of such transactions, with Lehman Derivatives;

•

our intent and ability to continue to purchase and/or enter into long-term leases for the land that underlies our towers and the effect of such ground lease purchases on our margins and long-term financial condition; and

•

our estimates regarding certain accounting and tax matters, including the adoption of certain accounting pronouncements and the availability of sufficient net operating losses to offset future taxable income.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•

our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations and estimated portfolio growth;

•	the ability of our clients to access sufficient capital or their willingness to expend capital to fund network expansion or enhancements;

•	our ability to continue to comply with covenants and the terms of our credit instruments;

•	our ability to successfully refinance our indebtedness ahead of their maturity dates or anticipated repayment dates, on favorable terms, or at all;

•

our ability to secure as many site leasing tenants as planned, including our ability to retain current leases on towers and deal with the impact, if any, of recent consolidation among wireless service providers;

•

our ability to identify towers and land underneath towers that would be attractive to our clients and accretive to our financial results; and to negotiate and consummate agreements to acquire such towers and land;

•	our ability to build 80-100 new towers in 2009;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•	our ability to successfully and timely address zoning issues, permitting and other issues that arise in connection with the building of new towers;

•	our ability to realize economies of scale from our tower portfolio;

•	the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular;

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates that may affect our ability to pursue actions to manage our leverage position;

•	the continued use of towers and dependence on outsourced site development services by the wireless communications industry; and

•

our ability to successfully estimate certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient net operating losses to offset taxable income.

Selling Shareholders

We may register securities covered by this prospectus to permit selling shareholders to resell their securities. We may register securities for resale by selling shareholders by filing a prospectus supplement with the SEC. The prospectus supplement would set forth information about the selling shareholder, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

Ratio of Earnings to Fixed Charges

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $45.4 million for 2008, $76.7 million for 2007, $132.8 million for 2006, $92.0 million for 2005 and $142.8 million for 2004.

There were no preferred shares outstanding, and therefore no preference dividends paid, for the years ended December 31, 2008, 2007, 2006, 2005 and 2004.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities sold by us under this prospectus for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our securities sold by any selling shareholder. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

The Securities

We may from time to time offer under this prospectus, separately or together:

•	shares of Class A common stock;

•	shares of preferred stock, which may be represented by depositary shares as described below;

•	unsecured senior, senior subordinated or subordinated debt securities; and

•	warrants to purchase shares of (i) Class A common stock; (ii) preferred stock; (iii) depositary shares and (iv) debt securities.

Description of Capital Stock

Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. We currently have five designated series of preferred stock consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, par value $.01 per share, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series C Convertible Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, par value $.01 per share, and 100,000 shares of Series E Junior Participating Preferred Stock, par value $.01 per share. These shares of preferred stock have been designated as to series and are available for issuance from time to time in one or more series at the discretion of our Board of Directors. In addition, our Board of Directors may designate additional series of preferred stock, remove any series of preferred stock, establish or modify the number of shares to be included in each such series, and fix the designation, powers, preferences, rights, restrictions and limitations of the shares of each such series of preferred stock without any further vote or action by our shareholders. Any issuance of preferred stock could be used to discourage, delay or make more difficult a change in control.

We have one class of authorized common stock: Class A common stock. The Class A common stock has one vote per share. All outstanding shares of Class A common stock are validly issued, fully paid and non-assessable. As of February 20, 2009, there were 181 record holders of the Class A common stock.

As of February 24, 2009, our outstanding capital stock consisted of 118,280,317 shares of Class A common stock. No other shares of any class or series were issued and outstanding as of February 24, 2009. In addition, we have reserved (1) 3.7 million shares of Class A common stock issuable upon exercise of outstanding stock options; (2) 1.0 million shares that are reserved for issuance under our Employee Stock Purchase Plans; (3) approximately 2.5 million shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; (4) up to 3.1 million shares of Class A common stock issuable upon conversion of its 0.375% convertible senior notes due 2010 if we elect to settle our conversion obligation in whole or in part in shares of our Class A common stock; and (5) up to 13.3 million shares of Class A common stock issuable upon conversion of the 1.875% convertible senior notes due 2013 if we elect to settle our conversion obligation in whole or in part in shares of our Class A common stock. As of February 24, 2009, we could also issue up to an additional 8.4 million shares under our 2001 Equity Participation Plan based on our adjusted common stock outstanding as of such date.

Pursuant to our articles of incorporation and by-laws, our Board of Directors is classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Carr, Hawkins and Nielsen are Class I directors, Messrs. Langer and Stoops are Class II directors, and Messrs. Bernstein and Cocroft are Class III directors.

Class A Common Stock

Voting Rights

Each share of Class A common stock is entitled to one vote. Unless otherwise required by Florida law, once a quorum is present, a majority of the votes cast is required to approve action on a matter other than the election of directors. Once a quorum is present, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Our Articles of Incorporation provide that the amendment of certain provisions of our Articles of Incorporation, including those related to the number of directors and director vacancies, indemnification and amendments to those provisions, require a vote of at least two-thirds of the outstanding shares.

Convertibility

There are no conversion provisions applicable to the Class A common stock.

Dividends

Each share of Class A common stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, the holders of Class A common stock will be entitled to share ratably in the distribution of assets to the shareholders.

Other Provisions

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the Class A common stock.

The rights and preferences of holders of Class A common stock are subject to the rights of any series of preferred stock which we may issue in the future.

Registration Rights

Mr. Stoops has the right to have up to 1,369,863 shares of Class A common stock registered under the Securities Act under certain circumstances. If required to register these shares upon Mr. Stoops’ request, we may delay any registration for a period of up to three months for a valid business reason and such registration will be subject to certain cut-back provisions. We will not be required to file a registration statement on Form S-3 more frequently than twice a year. In addition, if we register the sale of any of our equity securities for cash, Mr. Stoops has the right to request that his shares be included in such registration statement, subject to certain cut-back provisions.

Class B Common Stock

We previously had issued and outstanding Class B common stock. However, pursuant to the terms of the Class B common stock, each share of Class B common stock immediately converted into one fully paid and non-assessable share of Class A common stock when the shares of Class B common stock held by eligible Class B shareholders, in the aggregate, constituted 10% or less of the outstanding shares of our common stock. There are currently no issued and outstanding shares of Class B common stock and we are no longer authorized to issue Class B Common stock.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders.

The prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	any preemption rights;

•	any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Rights Agreement

On January 11, 2002, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Class A Common Stock and Class B Common Stock (together, the “Common Stock”). The dividend was paid on January 25, 2002 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series E Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a price of $70.00 per one one-thousandth of a share of Preferred Stock (as the same may be adjusted, the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement dated as of January 11, 2002 (as the same may be amended from time to time, the “Rights Agreement”), between us and Computershare Trust Company, N.A., a federally chartered trust company formerly known as Equiserve Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the close of business on the earlier of (i) 10 days following a public announcement that a person (other than an Exempt Person (as defined below)) or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the shares of Common Stock then outstanding or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an Exempt Person) or group of 15% or more of the shares of Common Stock then outstanding (including, in the case of both clause (i) and (ii), any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights) (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the shares of Common Stock represented by certificates for Common Stock or shares of Common Stock represented by ownership statements issued with respect to uncertificated shares of Common Stock (“Ownership Statements”) outstanding as of the Record Date, by such Common Stock certificate or Ownership Statement together with a copy of the summary of rights disseminated in connection with the original dividend of Rights.

“Exempt Person” shall mean us, any of our subsidiaries (in each case including, without limitation, in its fiduciary capacity), any of our employee benefit plans or our subsidiaries’ employee benefit plans, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for our employees or any of our subsidiaries’ employees.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only in connection with the transfer of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock, or the transfer of any shares of Common Stock represented by an Ownership Statement, outstanding as of the Record Date, even without a notation incorporating the Rights Agreement by reference or a copy of the summary of rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate or Ownership Statement. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 10, 2012 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case as described below.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The Rights are also subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1 per share and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Class A Common Stock.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Class A Common Stock having a market value of two times the Purchase Price.

In the event that, after a person or group has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock or the occurrence of an event described in the prior paragraph, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at any exchange ratio of one share of Class A Common Stock, or a fractional share of Preferred Stock (or of a share of a similar class or series of our preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of our company, including, without limitation, the right to vote or to receive dividends.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, our Board of Directors is divided into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Carr, Hawkins and Nielsen are Class I directors, Messrs. Langer and Stoops are Class II directors, and Messrs. Bernstein and Cocroft are Class III directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors shall be filled by a majority of the directors then in office. Our classified Board of Directors will have the result, unless directors are removed, that at least two annual meetings of shareholders will be required for a majority of shareholders to make a change in control of the Board of Directors.

Our Articles of Incorporation provide that our Board of Directors may provide further issuance of Preferred Stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of Preferred Stock, all without any further vote or action by our shareholders. The existence of authorized but unissued and unreserved Preferred Stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Our Articles of Incorporation and Bylaws do not provide for cumulative voting. Additionally, our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. A combination of our cumulative voting policy and the advance notice procedures make it more difficult to effect a change in the composition of our Board of Directors.

Indemnification

Both our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. We also maintain and pay premiums on an insurance policy on behalf of our directors and officers covering losses from certain claims. In addition, we have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

Transfer Agent

The transfer agent and registrar for our Class  A common stock is Computershare Trust Company, N.A.

Description of Debt Securities

The debt securities will be our unsecured direct obligations. The debt securities may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and the debt securities.

General

We have filed with the registration statement relating to the offered securities a form of indenture relating to our senior securities and a form of indenture relating to our senior subordinated securities and subordinated securities. Our senior debt securities will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated, including but not limited to our 0.375% Convertible Senior Notes due 2010 and 1.875% Convertible Senior Notes due in 2013. While such senior debt securities rank equally and ratably with our other indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. If we issue subordinated debt securities, they will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other subordinated indebtedness. They may, however, also be subordinated in right of payment to senior subordinated securities. See “—Subordination.” We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities if other than the principal amount of the debt securities;

•	the rights evidenced by the securities;

•

the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities, or if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any retirement provisions;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions with respect to the kind and priority of liens securing the securities;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance reserves;

•	provisions restricting the incurrence of additional debt or the issuance of additional securities;

•	provisions related to the modification of the terms of the security of the rights of shareholders;

•	any provisions regarding a trustee;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent, different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated and/or book-entry form;

•

whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•

whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment; and

•	the subordination provisions, if any, relating to the debt securities.

We may issue debt securities at less than the principal amount payable upon maturity (we refer to these securities as “original issue discount securities”). If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on and principal of and premium, if any, on any debt securities at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

•

If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the debt securities. In addition, we must not already be in default, unless the merger or other transaction would cure the default. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	Any other condition described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default

The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% of the principal amount of debt securities of the affected series may send the notice.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of a significant portion in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is known as an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

We will set forth in the applicable prospectus supplement the terms and conditions upon which we can make changes to an indenture or the debt securities. There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Unanimous Approval

First, there are changes we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security; and

•	impair your right to sue for payment.

Changes Requiring a Majority Vote

The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described under “—Changes Requiring Unanimous Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance

We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of Depositary Shares

General

The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for Class A common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•

the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

•

if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Warrants

We have no warrants outstanding. We may issue warrants for the purchase of debt securities, Class A common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	any provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Plan of Distribution

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation; and

•	the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If we are offering shares of our Class A common stock, we may permit those selling shareholders named in any prospectus supplement to participate in the offering. If any selling shareholders are participating in an offering the prospectus supplement will also include the following:

•	the name or names of the selling shareholders;

•	the amount of shares to be sold by each selling shareholder and the proceeds from such sales; and

•	any additional terms, including lock-up provisions, that may be placed on the participating selling shareholders in connection with their sale of securities in the offering.

If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the Class A common stock, which is listed on the Nasdaq Global Select Market, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal Matters

Certain legal matters relating to the offering will be passed upon for us by Holland  & Knight LLP, Miami, Florida.

Experts

The consolidated financial statements of SBA Communications Corporation and Subsidiaries appearing in SBA Communications Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We incorporate by reference into this prospectus the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2008

Current Reports on Form 8-K	February 26, 2009

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999 and January 14, 2002

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

We maintain an internet website at http://www.sbasite.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

SBA Communications Corporation

Class A Common Stock, Preferred Stock, Debt Securities,

Depositary Shares and Warrants

Prospectus

The date of this prospectus is March 3, 2009